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                                                                    EXHIBIT 10.2

                        MASTER DISTRIBUTORSHIP AGREEMENT



AGREEMENT, made this 23rd day of February, 2000, by and between Infinity Group, Inc., a New Mexico corporation, hereinafter called "Infinity" and Evergreen Network.com, Inc., a Colorado corporation, hereinafter called the "Master Distributor".

WHEREAS Infinity represents that, under the trade name and trademark of "Tab Force(TM)", it is the exclusive manufacturer of validation units and pull-tabs, hereinafter called Infinity's products, and that it has the sole right to grant a license to sell and to promote the sale of Infinity's Tab Force(TM) products in the area, and

WHEREAS the Master Distributor desires a license to sell and to promote the sale of Infinity's Tab Force(TM) products,

IT IS THEREFORE AGREED:

1. LICENSES. Infinity hereby grants to the Master Distributor the right and license to market and sell at retail the products and all its future products bearing the "Tab Force(TM)" trademark in the territory assigned by this Agreement. In addition, Infinity hereby grants to the Master Distributor the right and license to use its trade name, trademark, labels, copyrights, and other advertising media in the marketing of Infinity's present and future Tab Force(TM) products. The license agreement shall be transferable with the consent of Infinity, which consent shall not be unreasonably withheld.

2. TERRITORY. For the purposes of this Agreement, the territory of the Master Distributor shall be the state of Colorado, the state of Arizona, the state of Nebraska, and charitable jurisdictions in California including all existing accounts, subject to approval, as required by law, of each state's governing body to the use of Tab Force in each state.



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MASTER DISTRIBUTORSHIP AGREEMENT                                           12/99


3. Covenants of Infinity Tab Force(TM). Infinity covenants as follows:

     a. If the Master Distributor shall not be in default under the terms of this Agreement or of any payment owed to Infinity under the terms of this Agreement, Infinity shall supply the Master Distributor with its products in the regular course of its business and under terms as set forth herein for its trademarked products.

     b. During the term of this Agreement, Infinity shall sell its Tab Force(TM) system computers, validation units, Tab Works system, and deals to Master Distributor as follows:

          (i) During the term of this Agreement, Infinity shall maintain in full force and effect Federal registrations of its trade name and trademark and shall at its own expense exercise its common law and statutory rights any infringements of its trade name, trademark, labels and copyrights.

          (ii) During the term of this Agreement, Infinity shall use its best efforts to advertise and promote the sale of its products under the "Tab Force(TM)" trade name and trademark, and Infinity shall supply the Master Distributor with products equal in quality to the products manufactured and sold to any Distributor or end user under the "Tab Force(TM)" trade name and trademark.

4. Covenants of the Master Distributor. The Master Distributor covenants as follows:

     a. The Master Distributor will purchase from Infinity its Tab Force(TM) system in quantities sufficient to meet market demands within Master Distributor's territory.

     b. The Master Distributor shall pay promptly for Infinity's products; orders for validation units will be paid fifty percent (50%) on order, twenty-five percent (25%) on shipment and the remaining balance on installation. All other Infinity products and invoice will be paid net ten (10).

     c. The Master Distributor will instruct its salespeople to regularly encourage the sale and display of Infinity's products in all locations within of the Master Distributor's territory, and will require such salespeople to give special effort and services in the resale of such products.



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MASTER DISTRIBUTORSHIP AGREEMENT                                           12/99


     d. The Master Distributor will list in feature type and illustrate in adequate space, in all catalogs and sales bulletins which the Master Distributor may deliver to its salesmen, such of Infinity's products as Infinity may from time to time designate.

     e. The Master Distributor will cooperate fully with Infinity in connection with all Infinity's promotions, special deals, and campaigns and when requested will inaugurate special drives through its salespeople and other clerks featuring such special deals and campaigns.

     f. The Master Distributor will permit Infinity and its representatives to address meetings of the Master Distributor's sales staff on behalf of Infinity's products during training sessions Infinity shall provide to Master Distributor.

     g. The Master Distributor will do everything within its power to feature, promote, and advertise, as a part of its merchandising and sales policy, such products of Infinity as the Infinity shall from time to time sell to the Master Distributor, and will use its best efforts to stimulate and increase interest in Infinity's products.

5. TERM. The term of this Agreement shall begin on the first day of March, 2000, and shall continue as mutually agreed upon.

     a. Either party on one hundred eighty (180) days written notice to the other shall be entitled to terminate this Agreement for just cause, but without prejudice to any rights of either party to moneys due or to become due under this Agreement.

     b. If the Master Distributor is in default on any payment due to Infinity for a period of thirty (30) days, or if the Master Distributor defaults in performing any of the other terms of this Agreement and continues in default for a period of thirty (30) days after written notice thereof, or if the Master Distributor is adjudicated bankrupt or insolvent, or enters into a composition with its creditors or if a receiver is appointed for it, or if a majority of its voting stock is transferred, or if its ownership or control is in any way substantially changed, then Infinity shall have the right to terminate this Agreement upon giving notice to the Master Distributor at least thirty (30) days before the time when such termination is to take effect, and thereupon this Agreement shall become void, but without prejudice to the rights of either party to moneys due or to become due under this Agreement.




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MASTER DISTRIBUTORSHIP AGREEMENT                                           12/99


     c. Upon the termination of this Agreement for any reason, the Master Distributor shall discontinue the use of Infinity's trade name, trademark, labels, copyright, and other advertising media and shall remove all signs and displays relating thereto; and, in the event of failure so to do, Infinity may itself remove such articles at the Master Distributor's expense.

     d. Upon the termination of this Agreement for any reason, Infinity shall have the option to repurchase its products then in the possession of the Master Distributor and available for sale, at prices originally billed to the Master Distributor and with deductions for moneys due or to become due to Infinity under this Agreement.

6.   SALES PRICES

     a. The Master Distributor will acquire the units, which were formerly the subject of the lease between ICON and Colorado Tab Force LLC dated June 23, 1998 and the lease between Phoenix Corp./GMAC and Colorado Tab Force LLC dated December 30, 1997 which total 235 Tab Force validators.

               (i)  Video 8 Liner Tab Force(TM)

                           1-100                        $5,030.00     each
                           101-300                      $4,775.00     each
                           301 plus                     $4,500.00     each

                           Reel Tab Force(TM)
                           1-100                        $5,500.00     each
                           101-300                      $5,300.00     each
                           300 plus                     $5,000.00     each


               (ii) Tab Force(TM) utilizes a network system called Tab Works which the Master Distributor may purchase for $8,600.00, per system.



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MASTER DISTRIBUTORSHIP AGREEMENT                                           12/99

               (iii) Tab Force(TM) pull-tabs may be purchased at the Master Distributor price of .15c. per pull-tab for resale at prices set by Master Distributor to customers within the territory. Master Distributor will be entitled to any price reductions offered by Infinity.

               (iv) After the first two installations, which shall be at no charge, the Master Distributor shall pay infinity an installation fee of One Hundred Fifty and no/100 Dollars ($150.00) per validation unit for any installations the distributor wants performed by Infinity.

               (v) Stools, pedestals and signs will be sold to master Distributor at the then prevailing Master Distributor prices as set by Infinity.

          c. The Master Distributor agrees that Infinity will have the right, at its discretion, to send a representative to act only as an observer with Master Distributor employees on sales calls at the expense of Infinity.

          d. The Master distributor agrees that Infinity shall have the right to review and audit, at its expense, all contracts for the placement, lease, or use of Tab Force(TM).

6. ASSIGNMENT. This Agreement may be assigned by Infinity, and the performance of its duties thereunder delegated.

7. ARBITRATION. The Master Distributor and Infinity agree that, in the event of any disputes or controversies concerning this Agreement, they will attempt in good faith to settle and resolve any and all differences amicably in an effort to maintain the goals set forth in this Agreement. All disputes or disagreements shall be reduced to writing by the parties within three (3) days of receipt of notice of a problem. The parties, upon receipt of the written notice and a written response, shall agree to a seven (7) day cooling-off period.

     If, following the cooling-off period, the parties cannot resolve the dispute, the parties further agree that all disputes and disagreements shall be submitted to a disinterested third party to try and resolve the dispute.

     If the effort to voluntarily resolve the dispute is not successful, the dispute shall be settled by arbitration in Albuquerque, New Mexico, pursuant to


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MASTER DISTRIBUTORSHIP AGREEMENT                                           12/99

     rules promulgated by the American Arbitration Association, or its successor.

8. NOTICE. Any notice, payment, or demand required under this Agreement shall be addressed as follows:

          Natalie Paul, President and C.E.O., Infinity Group, Inc. 6001 Midway Park NE, Albuquerque, NM 87109

          Evergreen Network.com, Inc. 3336 N. 32nd St., Suite 106
          Phoenix, AZ 85018

9. BENEFIT. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of Infinity.

10. REPRESENTATION. The Master Distributor represents that it has adequate facilities, personnel, and financial resources to perform the various covenants and service herein set forth.

11. INSPECTION OF EQUIPMENT BY INFINITY. Infinity shall have the right at any time during business hours to enter upon the premises where the Equipment is located for the purpose of inspecting it or observing its use, maintenance, and operation.

12. INSPECTION AND ACCEPTANCE BY MASTER DISTRIBUTOR. Master Distributor shall have thirty (30) days from delivery of the Equipment pursuant to this Agreement within which to inspect the Equipment, and shall notify Infinity in writing within said thirty (30) days of any discrepancies between such Equipment and the description, statement of condition, and valuation as stated in Attachment A "Equipment Summary." If no such notification is received by Infinity within the period, Master Distributor shall be conclusively presumed to have accepted the Equipment in good condition and otherwise agreed to all terms and conditions set forth in Attachment A including, but not limited to, prices.

13. ALTERATIONS. Master Distributor shall not make any changes, alterations, modifications, additions, or improvements to the Equipment which is the subject of the Agreement without the prior written consent of Infinity. All additions to and improvements shall immediately become the property of Infinity and subject to the terms of this Agreement.

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MASTER DISTRIBUTORSHIP AGREEMENT                                           12/99




14. REPRESENTATIONS AND WARRANTIES. The Master Distributor and Infinity, respectively, represent and warrant that each enters into this Agreement in good faith with the full intent to carry our each and every one of the provisions for which the party has any duty, responsibility, and/or liability to carry out, that the party has full power and authority to enter into this agreement, that the terms and conditions of this Agreement have been duly authorized, that none of said terms and conditions violate any other agreements of the party and, as applicable to the Facility, violate any ordinance and/or resolution and/or other rule of the Master Distributor's customer, that the person signing this Agreement has full power and authority so to sign and to bind the party to the terms and conditions herein affecting the party, and that each party, respectively, shall not knowingly associate with or employ any persons who are not licensable under the territory's laws, Ordinance, or Regulations.

15.  DEFAULT: REMEDIES.

I.

     A. Master Distributor will be in default under this Agreement if, for any reason:

               1. Master Distributor infringes upon, misapplies, or usurps Infinity's trade names or trademarks.

               2. Master Distributor does not fully pay, when due, any payment due in connection with this Agreement;

               3. Master Distributor fails to perform, in a full and timely manner, any agreement or obligation under this Agreement;

               4. Any representation or warranty of Master Distributor to Infinity is false when made;

               5. Master Distributor is in default for at least ten (10) days under any other present or future agreement with Infinity;

               6. A bankruptcy, insolvency, or receivership proceeding is filed against Master Distributor and is not dismissed for thirty (30) days;




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MASTER DISTRIBUTORSHIP AGREEMENT                                           12/99

               7. Master Distributor files or acquiesces in any bankruptcy, insolvency, or receivership proceeding, as Debtor; or



          B. If any such default occurs, Infinity may, in its sole discretion upon giving notice to Master Distributor, exercise one or more of the following remedies as it desires:


               1. Terminate this Agreement, pursuant to paragraph 5(b) hereof, as to any or all of the Equipment, and all rights to use any trade names or trademark;

               2. Take possession of any or all of the secured Equipment, wherever located and, for this purpose, enter any premises that Master Distributor then owns or occupies (and Infinity shall not be liable to Master Distributor for any such entry or removal), or make any or all of the secured Equipment unusable without removing it (also without liability);

               3. Notwithstanding provisions herein to the contrary, should
                  Infinity's trade names or patents be at risk due to any breach by Master Distributor, take legal action to enforce Master distributor's obligations under this Agreement, including suing for damages and injunctive relief;

               4. Sell or lease any or all of the Equipment, at public or private sale, at such time(s) and upon such terms (if any) as Infinity desires, free of any rights of Master Distributor's (and, if Master Distributor is entitled to any advance notice of such a disposition, Master Distributor agrees that such a notice is reasonable if mailed to it at least ten (10) days before the disposition);

               5. Apply any advance payment, deposit, or similar money that it holds to any amount that Master Distributor owes; and

               6. Exercise any other right that Infinity then has under the
                  Uniform Commercial Code or other applicable law.


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MASTER DISTRIBUTORSHIP AGREEMENT                                           12/99


II. Infinity shall be in default if it fails to supply product in a reasonable, Business like time and manner, as and when ordered by Master Distributor.

16. INDEMNIFICATION'S. Master Distributor will indemnify Infinity (and its employees, agents, and affiliates) against all of the following that arise from, or are in any way connected with, the Equipment or this Agreement (including the purchase, delivery, installation, ownership, use, maintenance, malfunction, or interruption in service of the Equipment or any part of it):

          a. All claims, losses, liabilities, damages, and expenses whatsoever (including reasonable attorneys' fees);

          b. All actual and alleged violations of any law or other governmental rule, except for any of the foregoing claims, losses, etc., to the extent caused directly and primarily by Infinity's gross negligence or willful misconduct.

          c. All misapplications or infringements of Infinity's trade names or trademarks caused or permitted by Master Distributor.

17. LOSS OR DAMAGE: INSURANCE. Master Distributor assumes all risk of loss for the Equipment, and will be responsible for any loss of, damage to, or destruction of the Equipment, regardless of cause. No loss, damage, or destruction will reduce or terminate any of Master Distributor's obligations under this Agreement, except to the extent that Master Distributor has paid to Infinity in an amount calculated to make Infinity whole (as determined by Infinity) for any Equipment that is totally destroyed. However, Master Distributor will notify Infinity promptly after the occurrence of any partial or total loss, damage, or destruction. Upon closing, Master Distributor will carry insurance against fire, loss, and all other risks that prudent owners or operators insure against, and ensure the Infinity (or Infinity's assignee) is named as sole loss payee for Equipment losses (partial and total). This insurance must be placed with insurers reasonably satisfactory to Infinity, and must have policy limits no lower than the Equipment's full replacement value. This insurance must stipulate that Infinity's interest will not be invalidated by any act, omission, or misrepresentation by Master Distributor or any third party. This insurance also must stipulate that, at least as to Infinity's interest, it cannot be canceled, terminated, or amended, or expiration. This does not



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MASTER DISTRIBUTORSHIP AGREEMENT                                           12/99

     mean that Infinity has to verify that any insurance exists or to verify any policy terms.

18. DESIGNATED LAWFUL USE. Master Distributor agrees to use the Equipment in a careful manner and in compliance with any applicable governmental law, ordinances, or regulations.

19. WAIVER. No delay or omission to exercise any right of infinity or Master Distributor under this Agreement shall be construed as a waiver of any such right or as impairing any such right. Any waiver by Infinity or by Master Distributor of a single breach or default must be expressed and in writing and shall not be construed as a waiver of any prior or subsequent breach or default.

20. NOTICES AND PAYMENTS. Any notice to be given, and any payments to be made, under this Agreement, shall be personally delivered or mailed by certified mail, postage prepaid, at the addresses set forth in the opening paragraph of this Agreement. Such notice or payment shall be deemed given or made when set.

21. SURVIVAL OF MASTER DISTRIBUTOR'S COVENANTS. Master Distributor's covenants under this Agreement shall survive the expiration or earlier termination of this Agreement whenever the context permits.

22. BINDING. This Agreement shall be binding upon and shall inure to the benefit of the parties, their legal representatives, successors, and assigns.

23. SEVERABILITY. If any provision of this Agreement is held invalid by a court of competent jurisdiction, it shall be considered deleted from this Agreement, but such invalidity shall not affect the other provisions that can be given effect without the invalid provision.

24. JUDICIAL ENFORCEMENT: ATTORNEYS' FEES. A refusal to arbitrate, as provided in Paragraph 8 hereof, may be remedied and an arbitration award may be enforced in any court of competent jurisdiction; provided that, the parties hereto agree that any such action shall be commenced and proceed in the United States district court for the district of New Mexico located in Albuquerque, New Mexico. In the event judicial proceedings are instituted in connection with this Agreement, the unsuccessful party shall pay to the successful party a reasonable amount for the successful party's attorneys' fees to be fixed by the court

25. CONDITIONS PRECEDENT. Infinity and Master Distributor do hereby agree that the following shall constitute express conditions precedent to the obligations of the parties under this Agreement:


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MASTER DISTRIBUTORSHIP AGREEMENT                                           12/99


          a. Infinity and/or Master Distributor shall execute any and all additional documents necessary or incidental to satisfy any term or condition of this Agreement; and

          b. Master Distributor and Infinity shall obtain all government approvals necessary to this Agreement and the activities to be performed hereunder.

26. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.

27. ENTIRE AGREEMENT. This instrument is intended by the parties as a final expression of their agreement and as a complete and exclusive statement of its terms. No course of prior dealings between the parties and no usage of trade shall be relevant or admissible to supplement, explain, or vary any of the terms set forth herein. Acceptance of, or acquiescence in, a course of performance rendered under this or any prior agreement shall not be relevant or admissible to determine the meaning of this Agreement even though the accepting or acquiescing party has knowledge of the nature of the performance and an opportunity to make objection. No representations, understandings, or agreements have been made or relied upon in the making of this Agreement other than those specifically set forth herein. This Agreement can only be modified in a writing signed by the parties or their duly authorized agents.



IN WITNESS WHEREOF the parties have executed this Agreement.


DATED: February 23, 2000
      ------------

MASTER DISTRIBUTOR:                                INFINITY GROUP, INC.,:

EVERGREEN, INC.                                    INFINITY GROUP, INC.,
A Colorado corporation                             A New Mexico corporation

/s/ HOWARD TOOKE                                   /s/ NATALIE W. PAUL
----------------------                             ------------------------
By:  Howard Tooke                                  Natalie W. Paul
Its: President                                     President & CEO





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